Exhibit 99.1


Investor Contact:                                                 Media Contact:
Emma Jo Kauffman                                                  Andrea Turner
(615) 855-5525                                                    (615) 855-5209


DOLLAR GENERAL REPORTS INCREASED JUNE SALES

GOODLETTSVILLE, Tenn. - July 11, 2002 - Dollar General Corporation (NYSE: DG) today reported total retail sales for the June five-week period ended July 5, 2002, equaled $573.4 million compared with $473.8 million last year, an increase of 21.0 percent. Same-store sales for the June period increased 11.8 percent compared with an 8.4 percent increase in the June period of 2001. The average customer purchase in June was approximately $8.50, an increase of four percent compared with the average transaction in the same period last year. Customer transactions in same-stores increased approximately seven percent.

June sales by major merchandise category:

                                    2002                2001             Est. Same-Store
                              Percent of Sales     Percent of Sales        Sales Change
                              ----------------     ----------------      ---------------
   Highly Consumable                 61%                 61%                   +12%
   Home Products                     12%                 13%                   +3%
   Basic Clothing                    10%                 11%                   +11%
   Hardware and Seasonal             16%                 15%                   +18%


For the nine-week period ended July 5, 2002, Dollar General total retail sales increased 20.0 percent to $1,019.5 million from $849.3 million for the nine-week period ended July 6, 2001. Same-store sales for the nine-week period increased
10.8 percent.

For the 22-week period ended July 5, 2002, Dollar General total retail sales increased 17.4 percent to $2.4 billion from $2.1 billion in the same period a year ago. Same-store sales for the 22-week period increased 8.4 percent.

July Sales Outlook:
-------------------
For the four-week period ending August 2, 2002, the Company expects total sales to increase fifteen to eighteen percent. Same-store sales are expected to increase six to eight percent compared with a same-store sales increase of 6.6 percent in the July period last year. July sales results will be released on Thursday, August 8, 2002.

Weekly sales trends are announced on Mondays after the market closes and are available online at www.dollargeneral.com or by calling (615) 855-5529.

This press release contains historical and forward-looking information. The words "believe," "anticipate," "project," "plan," "expect," "estimate," "objective," "forecast," "goal," "intend," "will likely result," or " will continue" and similar expressions identify forward-looking statements. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements. The factors that may result in actual results differing from such forward-looking information include, but are not limited to: the Company's ability to maintain adequate liquidity through its cash resources and credit facilities; the Company's ability to comply with the terms of the Company's credit facilities (or obtain waivers for non-compliance); general transportation and distribution delays or interruptions; inventory risks due to shifts in market demand; changes in product mix; interruptions in suppliers' businesses; fuel price and interest rate fluctuations; a deterioration in general economic conditions caused by acts of war or terrorism; temporary changes in demand due to weather patterns; delays associated with building, opening and operating new stores; and the impact of the SEC inquiry related to the restatement of the Company's financial statements.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

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